Exhibit 11.1

                     INTEGRAL SYSTEMS INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                  Three Months Ended                Nine Months Ended
                                                       June 30,                          June 30,
                                                2002             2001             2002             2001
                                           --------------   --------------   --------------   --------------
Numerator:
Net Income                                 $      959,707   $    1,005,488   $    2,009,412   $    2,845,761

Denominator:
Denominator for basic earnings
 per share-weighted-average shares              9,225,046        9,464,818        9,139,669        9,452,751
Effect of dilutive securities:
Employee stock options                            156,999          225,352          129,772          118,196
Denominator for diluted earnings per
 share adjusted weighted-average
 shares and assumed conversions                 9,382,045        9,690,170        9,269,441        9,570,947

Basic earnings per share                   $         0.10   $         0.11   $         0.22   $         0.30
Diluted earnings per share                 $         0.10   $         0.10   $         0.22   $         0.30

                                      -21-